Exhibit 5.1

August 22, 2008 Schiff Nutrition International, Inc. 25002 South 5070 West Salt Lake City, Utah 84104	650 Town Center Drive, 20th Floor
Costa Mesa, California  92626-1925
Tel: +1.714.540.1235  Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
Barcelona
Brussels
Chicago
Dubai
Frankfurt
Hamburg
Hong Kong
London
Los Angeles       Madrid
Milan
Moscow             Munich
File No. 024319-0000
New Jersey New York Northern Virginia Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re: Registration Statement on Form S-8 of 1,200,000 shares of Class A Common Stock, par value $0.01 per share, of Schiff Nutrition International, Inc.

Ladies and Gentlemen:

In connection with the registration by Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), of 1,200,000 shares of Class A common stock, $0.01 par value per share (the “Shares”), issuable pursuant to the Company’s 2004 Incentive Award Plan, as amended (the “Plan”), under the Securities Act of 1933, as amended, (the “Act”) on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), you have requested our opinion set forth below.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In our capacity as your special counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized and, upon issuance of the Shares in accordance with the terms of the Plan, the Registration Statement and applicable law, and delivery and payment therefor of legal consideration in excess of the par value of each of the Shares issued, such Shares will be validly issued, fully paid and nonassessable securities of the Company.

With your consent, we have assumed for purposes of the opinion paragraph above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP
LATHAM & WATKINS LLP